Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

CLEARTRONIC, INC.

Pursuant to Sections 607.1002 and 607.0602 of the Florida Business Corporation Act of the State of Florida, the undersigned President and Chief Executive Officer of Cleartronic, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Florida and bearing Document Number P99000101137, does hereby certify:

FIRST:  Whereas, by virtue of the authority contained in the Articles of Incorporation of the Corporation, the Corporation has authority to issue 200,000,000 shares of preferred stock, par value $.001 per share, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable laws of the State of Florida.

SECOND:  The Board of Directors has hereby established a Series B Preferred Stock, par value $.001 per share, authorized to be issued by the Corporation as above stated, with the designations and amounts thereof, together with the voting powers, preferences, and relative, participating, optional, and other special rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof, to be as follows.

THIRD:  ARTICLE SECOND of the Corporation’s Articles of Incorporation shall be amended in its entirety to include the designation of Series B Preferred Stock as follows:

“The aggregate number of shares which the Corporation shall have authority to issue is 1,450,000,000 shares of capital, 1,250,000,000 shares of which shall be common stock, par value $.001 per share (“Common Stock”), and 200,000,000 shares of which shall be preferred stock, par value $.001 per share (“Preferred Stock”). Before the issuance of any Preferred Stock, the Board of Directors shall determine, in whole or in part, the preferences, limitations, and relative rights of the Preferred Stock or one or more series within the Preferred Stock.

 SERIES B PREFERRED STOCK

The Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be designated as follows:

1.

Designation: Number of Shares.  The designation of said series of Preferred Stock shall be Series B Preferred Stock, par value $.001 per share (the “Series B Preferred”). The number of designated shares of Series B Preferred stock shall be 10.

2.

Conversion Rights.  There are no conversion rights associated with the Series B Preferred Stock.

3.

Ranking. The Series B Preferred Stock shall rank on parity with the Corporation’s Common stock and any class or series of capital stock of the Corporation hereafter created.

4.

Voting Rights.  Series B preferred Stock shall have the right to vote in any matter present before the common stock shareholders, and shall be notified of any such under the laws of Florida or the bylaws of the Company as such.  If at least on share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred stock at any given time, regardless of their number, shall have voting rights equal to two (2) times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of any Preferred Stocks which are issued and outstanding at the time of voting. Each individual share of Series B Preferred Stock will therefore have its proportional vote of the Series B Preferred Stock as described under this subsection.

FOURTH:  The foregoing amendment was duly adopted by the Corporation’s Board of Directors on August 31, 2012 pursuant to a unanimous written consent of the Board of Directors in accordance with Section 607.0821 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, being the President and Chief Executive Officer of the Corporation, has executed these Articles of Amendment as of August 31, 2012.

CLEARTRONIC, INC.

/s/ Larry Ried

_______________________________

By: Larry Reid

Its: President and Chief Executive Officer

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